AMENDMENT

TO

AMIRA FOODS NATURE LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

This AMENDMENT (this “Amendment”), effective as of October 15, 2013, has been duly approved and authorized by resolutions, dated November 10, 2013 duly adopted by the board of directors of Amira Nature Foods Ltd. (the “Company”).

WHEREAS, the Company desires to amend certain provisions of the Amira Nature Foods Ltd 2012 Omnibus Securities and Incentive Plan (the “Plan”) as permitted pursuant to Article XVI of the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

“ Shares Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Ordinary Shares that may be issued under the Plan shall not exceed three million nine hundred sixty two thousand eight hundred twenty six (3,962,826) Ordinary Shares. Ordinary Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Ordinary Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Ordinary Shares that may be subject to Awards of Options under Article VII and/or Share Appreciation Rights under Article XIV, in either or both cases granted to any one Employee during any calendar year, shall be one million (1,000,000) Ordinary Shares (subject to adjustment in the same manner as provided in Article XV with respect to Ordinary Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options or Share Appreciation Rights to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Ordinary Shares, to the extent required under Section 162(m) of the Code, any Ordinary Shares subject to Options or Share Appreciation Rights that are canceled or repriced.

2.	Section 7.5 of the Plan is hereby amended and restated in its entirety as follows:

“Option Price and Payment.  The price at which an Ordinary Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price as determined by the Committee shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Ordinary Shares otherwise issuable in connection with the exercise of the Option, for purposes of Section 7.4(b). Separate share certificates shall be issued by the Company for those Ordinary Shares acquired pursuant to the exercise of an Incentive Share Option and for those Ordinary Shares acquired pursuant to the exercise of a Non-Qualified Share Option.”